UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of earliest event reported: August 15, 2007
PetSmart, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21888	94-3024325

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
19601 North 27th Avenue, Phoenix, Arizona 85027
(Address of Principal Executive Offices) (Zip Code)
(623) 580-6100
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-10.2

Item 1.01. Entry into a Material Definitive Agreement.
     On August 15, 2007, PetSmart, Inc. (the “Company”) entered into an agreement (the “Agreement”) to purchase shares of its common stock from Lehman Brothers OTC Derivatives Inc. (“Lehman Brothers”) for an aggregate purchase price of $225 million pursuant to an accelerated share repurchase (“ASR”) program. Under the terms of the Agreement, on August 20, 2007, the Company will be obligated to pay to Lehman Brothers $225 million and Lehman Brothers will be obligated to deliver to the Company an initial number of shares based on the closing price of the Company’s common stock on August 19, 2007. Repurchased shares will be retired immediately and will be authorized but unissued shares. The Company is acquiring these shares as part of a new $300 million share repurchase authorization approved by the Company’s Board of Directors effective August 15, 2007. As of the end of the second quarter, the Company utilized the entire $250 million share repurchase authorization approved by its Board of Directors in August 2006, and which expired August 9, 2007.
     The number of shares to be repurchased under the ASR program will be based generally on the volume-weighted average price of the Company’s common stock during the term of the Agreement. Purchases under the Agreement are subject to collar provisions that will establish minimum and maximum numbers of shares to be purchased based on the volume-weighted average share price over an initial hedge period. The minimum and maximum numbers of shares that the registrant will repurchase pursuant to the collar agreement will not be known until conclusion of the initial hedge period, which is expected to occur during the third quarter of fiscal 2007. At the expiration of the initial hedge period, Lehman Brothers will be obligated to deliver the minimum number of shares less the shares initially delivered on August 20, 2007. Any remaining shares will be delivered on the completion of the ASR program, which the Company expects to occur during the first quarter of fiscal 2008. The total number of shares repurchased under the ASR program will not be determined until the completion of the ASR program. The remaining $75 million available under the new stock purchase authorization is expected to be utilized subject to business results and market conditions.
     Also on August 15, 2007, the Company terminated and replaced its existing $125 million First Amended and Restated Credit Agreement dated June 30, 2006 (the “Existing Credit Agreement”) with a $350 million 5-year revolving credit agreement (the “Credit Facility”) with Bank of America, N.A., as administrative agent and collateral agent (the “Agent”). The Credit Facility, along with existing cash, will be used to fund the $225 million ASR program and for other general corporate purposes. The Credit Facility contains customary events of default that permit the Agent to accelerate the Company’s outstanding obligations if not cured within applicable grace periods, including nonpayment of reimbursement obligations, fees or other amounts, violation of covenants, inaccuracy of representations and warranties, and default under other indebtedness, and provides for automatic acceleration upon the occurrence of bankruptcy and other insolvency events.
     The above descriptions are a summary and are qualified in their entirety by the terms of Agreement and the Credit Facility, which are filed as Exhibits 10.1 and 10.2, respectively hereto and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03. The Company will become obligated under the Credit Facility upon receipt of funds. The Company expects to immediately borrow approximately $100 million under the Credit Facility, which along with existing cash, will be used to finance the ASR program. The remaining borrowing availability under the Credit Facility will be used for general corporate purposes.
Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits

Exhibit No.	Description

10.1	Confirmation, dated August 15, 2007, with respect to an accelerated share repurchase transaction between the Company and Lehman Brothers OTC Derivatives Inc.

10.2	Credit Agreement, dated as of August 15, 2007, among the Company. Petsmart Store Support Group, Inc., the lenders party thereto, Bank of America, N.A., as issuing bank, administrative agent,and collateral agent, and Bank of America Securities LLC as sole arranger and sole bookrunner.

          SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PetSmart, Inc.
Dated: August 17, 2007	By:	/s/ Scott A. Crozier
Scott A. Crozier
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Confirmation, dated August 15, 2007, with respect to an accelerated share repurchase transaction between the Company and Lehman Brothers OTC Derivatives Inc.

10.2	Credit Agreement, dated as of August 15 2007, among the Company. Petsmart Store Support Group, Inc., the lenders party thereto, Bank of America, N.A., as issuing bank, administrative agent,and collateral agent, and Bank of America Securities LLC as sole arranger and sole bookrunner.